Exhibit 10.1

FORM OF AMENDMENT NO. 1

TO NOTE PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to that certain Note Purchase Agreement, dated as of November 25, 2025 (the “Agreement”), is entered into as of January 26, 2026, by and between Maris-Tech Ltd., an Israeli company (the “Company”), and [Xylo Technologies Ltd.] [L.I.A. Pure Capital Ltd.] (the “Investor”).

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Company and the Investor entered into the Agreement pursuant to which the Company issued a convertible promissory note in the principal amount of [$500,000] [$1,500,000] (the “Convertible Note”); and

WHEREAS, the parties desire to amend the Agreement to (i) reduce the beneficial ownership limitation applicable to conversions of the Convertible Note to 4.99%, and (ii) provide for the issuance of pre-funded warrants in lieu of Conversion Shares to the extent required to comply with such limitation.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment to Section 1(a).

Section 1(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Issuance of Convertible Note. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, upon the execution of this Agreement (the “Closing”), the Company shall issue and sell, subject to the terms and conditions hereof, and the Investor shall purchase, the Convertible Note for a purchase price (the “Purchase Price”) equal to the Subscription Amount.

The Convertible Note shall not bear interest and shall not be repayable in cash, and all obligations of the Company thereunder shall be satisfied solely by the issuance of Conversion Shares and/or Pre-Funded Warrants (as defined below), as applicable, in accordance with the terms of this Agreement and the Convertible Note.

Any conversion of the Convertible Note (including any mandatory conversion of any then-outstanding principal no later than the date that is twenty-four (24) months following the Issuance Date (as defined in the Convertible Note)) shall be subject to the Beneficial Ownership Limitation. To the extent that the issuance of Ordinary Shares upon any such conversion would, after giving effect thereto, result in the Investor (together with its Affiliates and any other Persons acting as a group) beneficially owning in excess of the Beneficial Ownership Limitation, the Company shall (i) issue to the Investor the maximum number of Ordinary Shares permitted to be issued without exceeding the Beneficial Ownership Limitation, and (ii) in lieu of issuing Ordinary Shares in excess of the Beneficial Ownership Limitation, issue to the Investor Pre-Funded Warrants exercisable for an equal number of Ordinary Shares.

For the avoidance of doubt, in no event shall the Company issue Ordinary Shares to the Investor in excess of the Beneficial Ownership Limitation as a result of the conversion of the Convertible Note or the exercise of any Pre-Funded Warrants.

“Pre-Funded Warrant” means a warrant to purchase one Ordinary Share, substantially in the form attached hereto as Exhibit B, exercisable at any time, with a nominal exercise price, the payment of which is not intended to constitute additional consideration beyond the conversion of the Convertible Note.”

2.	Amendment to Section 2(l).

Section 2(l) of the Agreement is hereby amended and restated in its entirety as follows:

“(l) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement, the Convertible Note or any other Transaction Document, no Holder shall be entitled to convert any portion of the Convertible Note or exercise any Pre-Funded Warrant to the extent that, after giving effect to such conversion or exercise, such Holder (together with its Affiliates and any other Persons acting as a group together with such Holder) would beneficially own in excess of 4.99% of the outstanding Ordinary Shares (the “Beneficial Ownership Limitation”).

Beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.”

3.	Effect of Amendment.

Except as expressly amended hereby, the Agreement and the other Transaction Documents remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects.

4.	GOVERNING LAW.

This Amendment and the rights and obligations of the parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

5.	Counterparts; Electronic Signatures.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery by electronic signature shall be valid and binding.

[REMAINDER PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF ,the Investor and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

COMPANY:

MARIS TECH LTD.

By:
Name:	Nir Bussy
Title:	Chief Financial Officer

By:
Name:	Israel Bar
Title:	Chief Executive Officer

INVESTOR:

By:
Name:
Title:

EXHIBIT B

FORM OF PRE-FUNDED WARRANT